                                                              Exhibit (a)(1)
                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                        SUBURBAN OSTOMY SUPPLY CO., INC.
                                       AT
                              $11.75 NET PER SHARE
                                       BY
                             INVA ACQUISITION CORP.
                          A WHOLLY OWNED SUBSIDIARY OF
                              INVACARE CORPORATION

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, JANUARY 22, 1998, UNLESS EXTENDED

    THE BOARD OF DIRECTORS OF SUBURBAN OSTOMY SUPPLY CO., INC. HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER REFERRED TO HEREIN AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES THAT WOULD REPRESENT AT LEAST TWO-THIRDS OF THE OUTSTANDING SHARES (DETERMINED ON A FULLY DILUTED BASIS ASSUMING THE EXERCISE OF ALL OUTSTANDING OPTIONS, RIGHTS AND CONVERTIBLE SECURITIES (IF ANY) AND THE ISSUANCE OF ALL SHARES THAT THE COMPANY IS OBLIGATED TO ISSUE) AND (II) ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR BEEN TERMINATED.

                            ------------------------

                                   IMPORTANT

    Any stockholder desiring to tender all or any portion of such stockholder's Shares (as defined herein) should either (1) complete and sign the Letter of Transmittal or a facsimile copy thereof in accordance with the instructions in the Letter of Transmittal, have such stockholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal or such facsimile, or in the case of a book-entry transfer effected pursuant to the procedure set forth in Section 2, an Agent's Message (as defined herein), and any other required documents, to the Depositary and either deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal or facsimile or deliver such Shares pursuant to the procedure for book-entry transfer set forth in Section 2 or (2) request such stockholder's broker, dealer, bank, trust company or other nominee to effect the transaction for such stockholder. A stockholder having Shares registered in the name of a broker, dealer, bank, trust company or other nominee must contact such broker, dealer, bank, trust company or other nominee if such stockholder desires to tender such Shares.

    A stockholder who desires to tender Shares and whose certificates for such Shares are not immediately available or who cannot comply in a timely manner with the procedure for book-entry transfer, or who cannot deliver all required documents to the Depositary prior to the expiration of the Offer, may tender such Shares by following the procedure for guaranteed delivery set forth in
Section 2.

    Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or to the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase.

                            ------------------------

                      The Dealer Manager for the Offer is:

                           WHEAT FIRST BUTCHER SINGER

December 22, 1997

                               TABLE OF CONTENTS

                                                                                       PAGE
                                                                                       -----
INTRODUCTION.........................................................................      1
 1. Terms of the Offer...............................................................      2
 2. Procedure for Tendering Shares...................................................      4
 3. Withdrawal Rights................................................................      7
 4. Acceptance for Payment and Payment...............................................      7
 5. Certain Federal Income Tax Consequences..........................................      8
 6. Price Range of the Shares; Dividends on the Shares...............................      9
 7. Effect of the Offer on the Market for the Shares; Stock Quotation; Exchange Act
     Registration; Margin Regulations................................................      9
 8. Certain Information Concerning the Company.......................................     10
 9. Certain Information Concerning the Purchaser and Parent..........................     13
10. Source and Amount of Funds.......................................................     14
11. Contacts With the Company; Background of the Offer...............................     15
12. Purpose of the Offer; the Merger, Merger Agreement and Other Transaction
  Agreements.........................................................................     16
13. Dividends and Distributions......................................................     25
14. Certain Conditions of the Offer..................................................     25
15. Certain Legal Matters............................................................     27
16. Fees and Expenses................................................................     28
17. Miscellaneous....................................................................     29
SCHEDULE I
    Directors and Executive Officers.................................................    I-1

TO THE HOLDERS OF COMMON STOCK OF SUBURBAN OSTOMY SUPPLY CO., INC.:

                                  INTRODUCTION

     Inva Acquisition Corp., a Massachusetts corporation (the "Purchaser") and a wholly owned subsidiary of Invacare Corporation, an Ohio corporation ("Parent"), is offering to purchase all outstanding shares (the "Shares") of Common Stock, no par value ("Company Common Stock"), of Suburban Ostomy Supply Co., Inc., a Massachusetts corporation (the "Company"), at $11.75 per Share (the "Offer Price"), net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase dated December 22, 1997 and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

     Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. The Purchaser will pay all fees and expenses of Wheat, First Securities, Inc. ("Wheat First"), which is acting as Dealer Manager (the "Dealer Manager"), First Chicago Trust Company of New York, which is acting as the Depositary (the "Depositary") and MacKenzie Partners, Inc., which is acting as Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 16.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER (AS DEFINED BELOW) AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES.

     Bear, Stearns & Co. Inc. ("Bear Stearns") has delivered to the Board of Directors of the Company its written opinion to the effect that, as of the date of such opinion, the $11.75 per Share in cash to be received by the holders of Shares in the Offer and the Merger is fair to such holders from a financial point of view. Such opinion is set forth in full as an exhibit to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which is being mailed to stockholders of the Company herewith. STOCKHOLDERS ARE URGED TO, AND SHOULD, READ SUCH OPINION CAREFULLY IN ITS ENTIRETY. The Offer is conditioned upon, among other things, (1) there being validly tendered and not withdrawn prior to the Expiration Date (as defined in Section 1) such number of Shares that would constitute at least two-thirds of the outstanding Shares (determined on a fully diluted basis assuming the exercise of all outstanding stock options and rights and convertible securities (if any) and the issuance of all Shares that the Company is obligated to issue ("Fully Diluted Shares")) (the "Minimum Condition") and (2) any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the "HSR Act") applicable to the purchase of Shares pursuant to the Offer having expired or been terminated. The Purchaser reserves the right (subject to the applicable rules and regulations of the Securities and Exchange Commission (the "Commission")), which it presently has no intention of exercising, to waive or reduce the Minimum Condition and to elect to purchase, pursuant to the Offer, less than the Minimum Number of Shares (as hereinafter defined). See Sections 1 and 14.

     The Offer is being made pursuant to the Agreement and Plan of Merger dated as of December 17, 1997 (the "Merger Agreement"), among Parent, the Purchaser and the Company pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, a merger (the "Merger") will be effected under the terms of which either: (i) in the event that the Purchaser acquires less than 90% of the outstanding shares pursuant to the Offer, the Purchaser will be merged with and into the Company, with the Company surviving the Merger; or (ii) in the event that the Purchaser acquires 90% or more of the outstanding shares pursuant to the Offer, and Purchaser determines, in its sole discretion, to use the "short form" merger procedure described below, the Company will be merged with and into the Purchaser, with the Purchaser surviving the merger (the entity surviving either of the transactions described in clauses
(i) and (ii) of this sentence being hereinafter referred to as, the "Surviving Corporation"). Irrespective of how the Merger is structured, the Surviving Corporation will be a wholly owned subsidiary of Parent. In the Merger, each outstanding Share (other than Shares owned by the Company or by any subsidiary of the Company, Parent, the Purchaser or any other subsidiary of Parent or by stockholders, if any, who are entitled to and who properly exercise dissenters' rights under Massachusetts law) will be converted into the right to receive the per Share price paid in the Offer in cash, without interest (the "Merger Consideration"). See Section 12.

     The Merger is subject to a number of conditions, including approval by stockholders of the Company, if such approval is required by applicable law. In the event the Purchaser acquires 90% or more of the outstanding Shares pursuant to the Offer or otherwise the Merger Agreement permits the Parent, in its sole discretion, to cause the Company to be merged into the Purchaser pursuant to the short-form merger provisions of the Massachusetts General Laws (the "MGL"), without prior notice to, or any action by, any other stockholder of the Company as soon as practicable after such acquisition. In such event, stockholders of the Company (other than the Purchaser and its affiliates and holders of dissenting shares) will receive the Merger Consideration for each share held on the date of such merger. If, however, the Purchaser does not acquire at least 90% of the then outstanding Shares, and a vote of the Company's stockholders is required under the MGL, a significantly longer period of time will be required to effect the Merger. See Section 12.

     In addition, in connection with the execution of the Merger Agreement, Parent and the Purchaser entered into a Stockholders Agreement, dated as of December 17, 1997 (the "Stockholders Agreement"), with Herbert P. Gray, the Company's Chairman and Chief Executive Officer, Donald H. Benovitz, the Company's President and Chief Operating Officer, Summit Ventures III, L.P., Summit Investors II, L.P. and Summit Subordinated Debt Fund, L.P. (collectively, the "Selling Stockholders"). The Selling Stockholders beneficially own an aggregate of 4,867,465 Shares directly and hold stock options to purchase an aggregate of 310,000 Shares (which Shares represent approximately 45% of the Company's Fully Diluted Shares). Pursuant to the Stockholders Agreement, the Selling Stockholders have agreed to validly tender pursuant to the Offer and not withdraw all Shares which are beneficially owned by the Selling Stockholders prior to the Expiration Date (as hereinafter defined). The Stockholders Agreement is more fully described in Section 12.

     The Company has informed the Purchaser that as of the close of business on December 16, 1997, there were 10,538,622 Shares issued and outstanding and 882,075 Shares issuable upon the exercise of outstanding options or other rights to acquire Shares. Based upon the foregoing, the Purchaser believes that the Minimum Condition will be satisfied if at least 7,613,798 Shares (the "Minimum Number of Shares") are validly tendered and not withdrawn prior to the Expiration Date. If the Minimum Condition is satisfied and the Purchaser accepts for payment Shares tendered pursuant to the Offer, the Purchaser will be able to elect a majority of the members of the Company's Board of Directors and to effect the Merger without the affirmative vote of any other stockholder of the Company.

     The Merger Agreement is more fully described in Section 12. Certain Federal income tax consequences of the sale of Shares pursuant to the Offer and the exchange of Shares for the Merger Consideration pursuant to the Merger are described in Section 5.

1.  TERMS OF THE OFFER

     Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 3. The term "Expiration Date" means Midnight, New York City time, on Thursday, January 22, 1998, unless and until the Purchaser shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

     Subject to the terms of the Merger Agreement (see Section 12) and the applicable rules and regulations of the Commission, the Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 14 hereof shall have occurred or shall have been determined by the Purchaser to have occurred, to (1) extend the period of time during which the Offer is open, and thereby delay acceptance for payment of and the payment for any Shares, by giving oral or written notice of such extension to the Depositary and (2) amend the Offer in any other respect by giving oral or written notice of such amendment to the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     If by Midnight, New York City time, on Thursday, January 22, 1998, (or any other date or time then set as the Expiration Date), any or all conditions to the Offer have not been satisfied or waived, and if the Purchaser determines that all such conditions are reasonably capable of being satisfied and subject to Commission rules with respect to extension of time periods, the Merger Agreement provides that the Offer will be extended from time to time until such conditions are satisfied or waived; provided, however, that the Merger Agreement does not obligate the Purchaser to extend the Offer beyond January 31, 1998. The Purchaser reserves the right on or prior to any scheduled Expiration Date (but, except to the extent set forth in the preceding sentence, shall not be obligated), subject to the terms and conditions contained in the Merger Agreement and to the applicable rules and regulations of the Commission, to (1) terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering stockholders, (2) waive all the unsatisfied conditions and, subject to complying with the terms of the Merger Agreement and the applicable rules and regulations of the Commission, accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn, (3) extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended or (4) amend the Offer.

     There can be no assurance that the Purchaser will exercise its right to extend the Offer. Any extension, waiver, amendment or termination will be followed as promptly as practicable by public announcement. In the case of an extension, Rule 14e-l(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change), and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

     In the Merger Agreement, the Purchaser has agreed that it will not, without the prior written consent of the Company, make any change in the Offer which reduces the maximum number of Shares to be purchased in the Offer or which changes the form of consideration or make any other change in the terms and conditions of the Offer, except as may be required pursuant to Commission rules with respect to extension of time periods, in any manner which is adverse to the holders of Shares or which imposes conditions to the Offer in addition to those set forth in this Offer to Purchase; provided, however, that if on a scheduled Expiration Date for the Offer all conditions to the Offer have not been satisfied or waived, the Offer may be extended from time to time without the consent of the Company for such period of time as is reasonably expected to be necessary to satisfy the unsatisfied conditions and provided, further, that if, as of a scheduled Expiration Date all of the conditions to the Offer have been satisfied, but less than 90% of the Fully-Diluted Shares have been tendered, the Purchaser may extend the Offer for up to an aggregate of an additional ten (10) business days. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

     The Merger Agreement provides that, without the prior written consent of the Company, the Purchaser may not terminate the Offer other than in accordance with the provisions described in Section 14, "Certain Conditions of the Offer," or extend the Expiration Date to a date later than March 31, 1998.

     If the Purchaser extends the Offer or if the Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its acceptance for payment of or payment for Shares or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 3. However, the ability of the Purchaser to delay the payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e-1 under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer.

     If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer (including a waiver of the Minimum Condition), the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-l under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of ten (10) business days is generally required to allow for adequate dissemination to stockholders.

     Consummation of the Offer is conditioned upon satisfaction of the Minimum Condition, the expiration or termination of all waiting periods imposed by the HSR Act and the other conditions set forth in Section 14. Subject to the terms and conditions contained in the Merger Agreement, the Purchaser reserves the right (but shall not be obligated) to waive any or all such conditions.

     The Company has provided the Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of the Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed by the Purchaser to record holders of Shares and will be furnished by the Purchaser to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2.  PROCEDURE FOR TENDERING SHARES

     Valid Tender. For a stockholder validly to tender Shares pursuant to the Offer, either (1) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either certificates for tendered Shares must be received by the Depositary at one of such addresses or such Shares must be delivered pursuant to the procedure for book-entry transfer set forth below (and a Book-Entry Confirmation (as defined below) received by the Depositary), in each case prior to the Expiration Date, or (2) the tendering stockholder must comply with the guaranteed delivery procedure set forth below.

     The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents, must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

     THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Signature Guarantees. No signature guarantee is required on the Letter of Transmittal if (1) the Letter of Transmittal is signed by the registered holder (which term, for purposes of this Section, includes any participant in the Book-Entry Transfer Facility's system whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith unless such registered holder has completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (2) such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (such participant, an "Eligible Institution"). In all other cases, all signatures on the Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be issued to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instruction 5 to the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder's tender may be effected if all the following conditions are met:

          (1) such tender is made by or through an Eligible Institution;

          (2) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Purchaser is received by the Depositary, as provided below, prior to the Expiration Date; and

          (3) the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the Nasdaq National Market operated by the National Association of Securities Dealers, Inc. (the "NASD") is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (1) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (2) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (3) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE

PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

     Appointment. By executing a Letter of Transmittal as set forth above, the tendering stockholder will irrevocably appoint designees of the Purchaser as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after December 17, 1997. All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon such acceptance for payment, all prior powers of attorney and proxies given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney and proxies may be given (and, if given, will not be deemed effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares or other securities or rights in respect of any annual, special or adjourned meeting of the Company's stockholders, or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting and other rights with respect to such Shares and other securities or rights, including voting at any meeting of stockholders then scheduled.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Purchaser in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance for payment of, or payment for, which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in any tender with respect to any particular Shares, whether or not similar defects or irregularities are waived in the case of other Shares. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     Backup Withholding. In order to avoid "backup withholding" of Federal income tax on payments of cash pursuant to the Offer, a stockholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalty of perjury that such TIN is correct and that such stockholder is not subject to backup withholding. Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. If a stockholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service ("IRS") may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 31%. All stockholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter or Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proven in a manner satisfactory to the Purchaser and the Depositary). Noncorporate foreign stockholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 11 to the Letter of Transmittal.

3.  WITHDRAWAL RIGHTS

     Except as otherwise provided in this Section 3, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after February 20, 1998.

     For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for any purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 2 at any time prior to the Expiration Date.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser in its sole discretion, which determination will be final and binding. None of the Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

4.  ACCEPTANCE FOR PAYMENT AND PAYMENT

     Upon the terms, and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 3 promptly after the Expiration Date. Any determination concerning the satisfaction of such terms and conditions will be within the sole discretion of the Purchaser, and such determination will be final and binding on all tendering stockholders. See Sections 1 and 14. The Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law, including, without limitation, the HSR Act. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer).

     Parent will file a Notification and Report Form with respect to the Offer under the HSR Act. The waiting period under the HSR Act with respect to the Offer will expire at 11:59 p.m., New York City time, on the 15th day after the date such form is filed, unless early termination of the waiting period is granted. In addition, the Antitrust Division of the Department of Justice (the "Antitrust Division") or the Federal Trade Commission (the "FTC") may extend the waiting period by requesting additional information or documentary material from Parent. If such a request is made, such waiting period will expire at 11:59 p.m., New York City time, on the 10th day after compliance by Parent with such request. See Section 15 hereof for additional information concerning the HSR Act and the applicability of the antitrust laws to the Offer.

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (1) certificates for such Shares (or timely Book-Entry Confirmation of a transfer of such Shares as described in Section 2), (2) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees and
(3) any other documents required by the Letter of Transmittal. The per Share consideration paid to any stockholder pursuant to the Offer will be the highest per Share consideration paid to any other stockholder pursuant to the Offer.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to the Purchaser and not withdrawn, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     If the Purchaser is delayed in its acceptance for payment of or payment for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares. Any such Shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 3.

     If any tendered Shares are not purchased pursuant to the Offer because of an invalid tender or otherwise, certificates for any such Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedure set forth in
Section 2, such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

     The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to Parent, or to one or more direct or indirect wholly owned subsidiaries of Parent, the right to purchase Shares tendered pursuant to the Offer. Any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

5.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     Sales of Shares pursuant to the Offer (and the receipt of the right to receive cash by stockholders of the Company pursuant to the Merger) will be taxable transactions for Federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also be taxable transactions under applicable state, local, foreign and other tax laws. For Federal income tax purposes, a tendering stockholder will generally recognize gain or loss equal to the difference between the amount of cash received by the stockholder pursuant to the Offer (or to be received pursuant to the Merger) and the aggregate tax basis in the Shares tendered by the stockholder and purchased pursuant to the Offer (or canceled pursuant to the Merger). Gain or loss will be calculated separately for each block of Shares tendered and purchased pursuant to the Offer (or canceled pursuant to the Merger). If tendered Shares are held by a tendering stockholder as capital assets, gain or loss recognized by the tendering stockholder will be capital gain or loss, which will be long-term capital gain or loss if the tendering stockholder's holding period for the Shares exceeds one year. Pursuant to recently enacted legislation, in the case of stockholders who are individuals, any such gain will be subject to a maximum federal income tax rate of (i) 20% if the stockholder's holding period for the Shares was more than 18 months at the time of the sale and (ii) 28% if the stockholder's holding period was more than 12 months but not more than 18 months at such time.

     A stockholder (other than certain exempt stockholders including, among others, all corporations and certain foreign individuals) that tenders Shares may be subject to 31% backup withholding unless the stockholder provides its TIN and certifies that such number is correct or properly certifies that it is awaiting a TIN. A stockholder that does not furnish its TIN may be subject to a penalty imposed by the IRS. Each stockholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding.

     If backup withholding applies to a stockholder, the Depositary is required to withhold 31% from payments to such stockholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the Federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder upon filing an income tax return.

     THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE WITH RESPECT TO SHARES RECEIVED PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION OR WITH RESPECT TO HOLDERS OF SHARES WHO ARE SUBJECT TO SPECIAL TAX TREATMENT UNDER THE CODE, SUCH AS NON-U.S. PERSONS, LIFE INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS AND FINANCIAL INSTITUTIONS, AND MAY NOT APPLY TO A HOLDER OF SHARES IN LIGHT OF ITS INDIVIDUAL CIRCUMSTANCES. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE OFFER AND THE MERGER.

6.  PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES

     The Shares are traded in the over-the-counter market and prices are quoted on The Nasdaq Stock Market's National Market System under the symbol "SOSC." The following table sets forth, for each of the periods indicated, the high and low reported last sale prices per Share, as reported by the Nasdaq National Market and the Dow Jones News Retrieval Service.

                                                                               SALES PRICE
                                                                            ------------------
                               FISCAL YEAR                                   HIGH        LOW
--------------------------------------------------------------------------  ------     -------
1997
  First Quarter* (ended November 30, 1996)................................  $15.75     $10.75
  Second Quarter (ended March 1, 1997)....................................   14.00      10.125
  Third Quarter (ended May 31, 1997)......................................   11.75       8.75
  Fourth Quarter (ended August 30, 1997)..................................   11.25       8.25
1998
  First Quarter (ended November 30, 1997).................................  11.125       9.125
  Second Quarter (through December 19, 1997)..............................  11.594      10.063

---------------

* Trading in the Company's Common Stock began on October 10, 1996

     On December 16, 1997, the last full day of trading before the public announcement of the execution of the Merger Agreement, the reported last sale price of the Shares on the Nasdaq National Market was $10.875 per Share. On December 19, 1997, the last full day of trading before the commencement of the Offer, the reported last sale price of the Shares on the Nasdaq National Market was $11.5625 per Share. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

     According to the Company's Annual Report on Form 10-K for the fiscal year ended August 30, 1997 (the "Form 10-K"), the Company has not paid cash dividends on its Common Stock to date and does not plan to pay cash dividends to its stockholders in the foreseeable future.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; STOCK QUOTATION; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS

     The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

     Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the National Association of Securities Dealers, Inc. (the "NASD") for continued inclusion in the Nasdaq National Market (the top tier market of The Nasdaq Stock Market), which requires that an issuer have at least 200,000 publicly held shares, held by at least 400 stockholders or 300 stockholders of round lots, with a market value of $1,000,000, and have net tangible assets of at least $1,000,000, and in certain circumstances where an issuer has sustained losses in recent years, either $2,000,000 or $4,000,000, depending on profitability levels during the issuer's three or four most recent fiscal years. If these standards are not met, the Shares might nevertheless continue to be included in The Nasdaq Stock Market with quotations published in the Nasdaq

"additional list" or in one of the "local lists," but if the number of holders of the Shares were to fall below 300, or if the number of publicly held Shares were to fall below 100,000 or there were not at least two registered and active market makers for the Shares, the NASD's rules provide that the Shares would no longer be "qualified" for Nasdaq Stock Market reporting and The Nasdaq Stock Market would cease to provide any quotations. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the Shares are not considered as being publicly held for this purpose. According to the Company, as of December 16, 1997, there were approximately 36 holders of record of Shares and 10,538,622 Shares were outstanding. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the requirements of the NASD for continued inclusion in The Nasdaq Stock Market or the Nasdaq National Market, as the case may be, the market for Shares could be adversely affected.

     In the event that the Shares no longer meet the requirements of the NASD for quotation through any tier of The Nasdaq Stock Market, it is possible that the Shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of Shares remaining at such time, the interests in maintaining a market in Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

     The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short swing profit recovery provisions of
Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, may be impaired or eliminated. The Purchaser intends to seek to cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

     If registration of the Shares is not terminated prior to the Merger, then the Shares will cease to be reported on The Nasdaq Stock Market and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

     The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. If registration of Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for Nasdaq reporting.

8.  CERTAIN INFORMATION CONCERNING THE COMPANY

     The Company is a Massachusetts corporation with its principal executive offices at 75 October Hill Road, Holliston, Massachusetts 01746. According to the Form 10-K, the Company is a national direct marketing wholesaler of medical supplies and related products to the home health care industry. The Company sells products to over 23,000 customers, including: (i) independent providers of home health care products (principally home medical equipment dealers, home health agencies and local and chain pharmacies); (ii) national home health care chains and wholesalers; and (iii) Managed Care Organizations.

     Set forth below is certain selected consolidated financial information with respect to the Company excerpted or derived from the information contained in the Form 10-K. More comprehensive financial information is included in such reports and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such reports and such other documents and all the financial information (including any related notes) contained therein. Such reports and other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Information."

                        SUBURBAN OSTOMY SUPPLY CO., INC.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                        YEAR ENDED
                                                 ---------------------------------------------------------
                                                 AUGUST 30, 1997     AUGUST 31, 1996     SEPTEMBER 2, 1995
                                                 ---------------     ---------------     -----------------
STATEMENT OF INCOME DATA
  Net sales....................................      $94,440             $72,558              $52,667
  Operating income.............................        8,502               6,909                4,777
  Net income*..................................        4,853               4,000                2,955
  Net income per share*........................          .44                 .37                  .32
BALANCE SHEET DATA:
  Total current assets.........................      $21,884             $18,679              $12,601
  Total assets.................................       41,124              33,130               13,832
  Total current liabilities....................        7,624               8,851                5,133
  Total long-term liabilities..................           28              34,888               21,865
  Total stockholders' equity (deficit).........       33,472             (18,046)             (19,926)

---------------

* These figures represent supplemental pro forma data. Prior to a recapitalization on July 3, 1995, the Company elected to be taxed as a Subchapter S corporation, and accordingly, was not subject to federal income taxes and certain state income tax jurisdictions. Further, the Company repaid various borrowings with a portion of the net proceeds from public offering of the Company's Common Stock on October 10, 1996. Net income per share for the years ended August 30, 1997 and August 31, 1996 have been calculated (1) as if the Company had been subject to federal and state income taxes for 1996 and
  (2) as if, at the beginning of the respective periods, the Company had sold, at an offering price of $12.00 per share, shares of Company Common Stock sufficient to fund a July 3, 1995 recapitalization and repay indebtedness incurred in 1996 to finance the acquisitions of St. Louis Ostomy in January, 1996 and Patient-Care in June, 1996.

     Available Information. The Company is subject to the reporting requirements of the Exchange Act and, in accordance therewith, is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located in the Northwestern Atrium Center, 500 West Madison Street (Suite 1400), Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies should be obtainable, by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Such reports, proxy and information statements and other information may be found on the Commission's web site, the address of which is: http://www.sec.gov. Such information should also be on file at The Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006.

     Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained herein has been taken from or based upon publicly available documents on file with the Commission and other publicly available information. Although the Purchaser and Parent do not have any knowledge that any such information is untrue, neither the Purchaser nor Parent takes any responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

9.  CERTAIN INFORMATION CONCERNING THE PURCHASER AND THE PARENT

     The Purchaser, a Massachusetts corporation and a wholly owned subsidiary of the Parent, was recently organized in connection with the proposed acquisition of the Company and has not carried on any unrelated activities to date other than those incident to its formation.

     The Parent is the leading home medical equipment manufacturer in the world based upon its distribution channels, the breadth of its product line and sales. The Parent designs, manufactures and distributes an extensive line of medical equipment for the home health care and extended care markets. The Parent continuously revises and expands its product lines to meet changing market demands. Its products are sold principally to over 10,000 home health care and medical equipment provider locations throughout the world. Products are sold through its world-wide distribution network by its sales force, telemarketing employees and various organizations of independent manufacturer's representatives. The Parent also uses its extensive dealer network to distribute medical equipment and related supplies manufactured by others.

     The name, citizenship, business address, principal occupation or employment, and five-year employment history of each of the directors and executive officers of the Purchaser and the Parent and certain other information are set forth in Schedule I hereto.

     Set forth below are certain selected consolidated financial data relating to the Parent and its subsidiaries for the Parent's three fiscal years ending December 31, 1996 which were derived from Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, and for the nine-month periods ending September 30, 1997 and 1996, which were derived from the Parent's Quarterly Reports on Form 10-Q for the quarters ended September 30, 1997 and September 30, 1996. More comprehensive financial information is included in such documents (including management's discussion and analysis of financial condition and results of operations) and other documents filed by Parent with the Commission, and the following financial data is qualified in its entirety by reference to such other documents including the financial information and related notes contained therein. Such other documents may be examined and copies thereof may be obtained from the offices of the Commission and the Nasdaq Stock Market in the same manner as set forth with respect to Available Information about the Company in Section 8.

                              INVACARE CORPORATION

                      SELECTED CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                        NINE MONTHS ENDED                   YEAR ENDED
                                          SEPTEMBER 30,                    DECEMBER 31,
                                      ---------------------     ----------------------------------
                                        1997         1996         1996         1995         1994
                                      --------     --------     --------     --------     --------
                                           (UNAUDITED)
INCOME STATEMENT DATA
  Net sales.........................  $482,660     $451,776     $619,498     $504,032     $411,123
  Income from operations............   (13,078)      44,943       65,393       54,144       43,736
  Earnings before income taxes......   (15,391)      43,281       63,768       51,845       41,877
  Income taxes......................     4,380      (16,875)     (24,850)     (19,680)     (15,500)
                                      --------     --------     --------     --------     --------
  Net earnings......................  $(11,011)    $ 26,406     $ 38,918     $ 32,165     $ 26,377
                                      ========     ========     ========     ========     ========
  Net earnings per share............  $  (0.36)    $   0.87     $   1.28     $   1.07     $   0.89
  Weighted average number of shares
     outstanding for EPS
     calculation....................    30,355       30,387       30,393       30,077       29,696

                                        AT SEPTEMBER 30,                 AT DECEMBER 31,
                                      ---------------------     ----------------------------------
                                        1997         1996         1996         1995         1994
                                      --------     --------     --------     --------     --------
BALANCE SHEET DATA:
  Working capital...................  $137,602     $155,806     $160,952     $119,749     $112,768
  Total assets......................   503,685      488,082      509,628      408,750      338,109
  Total liabilities.................   289,384      260,681      271,031      207,431      174,102
  Total shareholders' equity........   221,819      227,401      238,597      201,319      164,007

     Except as described in this Offer to Purchase and in Schedule I, none of the Purchaser, the Parent nor, to the best knowledge of the Purchaser and the Parent, any of the persons listed on Schedule I hereto or any associate or majority-owned subsidiary of the Purchaser, the Parent or any of the persons so listed, beneficially owns or has a right to acquire directly or indirectly any Shares, and none of the Purchaser, the Parent nor, to the best knowledge of the Purchaser and the Parent, any of the persons or entities referred to above, or any of the respective executive officers, directors or subsidiaries of any of the foregoing, has effected any transactions in the Shares during the past 60 days.

     Except as set forth in this Offer to Purchase, neither the Purchaser nor the Parent nor, to the best knowledge of the Purchaser and the Parent, any of the persons listed on Schedule I hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including but not limited to contracts, arrangements, understandings or relationships concerning the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, neither the Purchaser nor the Parent nor, to the best knowledge of the Purchaser and the Parent, any of the persons listed on Schedule I hereto, has had any business relationships or transactions with the Company or any of its executive officers, directors or affiliates that are required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between any of the Parent, the Purchaser or, to the best knowledge of the Purchaser and the Parent, any of the persons listed in Schedule I hereto, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets.

10.  SOURCE AND AMOUNT OF FUNDS

     The total amount of funds required by the Purchaser to purchase all outstanding Shares pursuant to the Offer and to pay fees and expenses related to the Offer and the Merger is estimated to be approximately $135.3 million. The Purchaser plans to obtain all funds needed for the Offer and the Merger through a capital contribution which will be made by Parent and/or one or more of Parent's wholly-owned subsidiaries to the Purchaser. Parent plans to obtain the funds for such capital contribution from cash on hand and from its existing credit agreement.

     Parent and certain of its subsidiaries are parties to a five year Loan Agreement dated November 18, 1997, with a group of lenders represented by NBD Bank, as Agent and Keybank National Association, as Co-Agent (the "Loan Agreement"). The Loan Agreement established a revolving credit facility providing the Parent and its subsidiaries with a maximum availability (including letters of credit) of $360 million. At December 17, 1997, Parent had approximately $148 million outstanding and $212 million available for borrowing under the Loan Agreement.

     The Loan Agreement provides for revolving loans which bear interest, at the option of Parent, at rates based on competitive bids of lenders participating in such facilities, at a prime rate or at various interbank offered rates plus a margin which varies from between 18.5 and 37.5 basis points depending on the Parent's ratio of funded debt to total capitalization. The Revolving Credit Facilities contain certain financial covenants as well as certain restrictions on, among other things, liens, mergers, consolidations, liquidations, dissolutions and sales of substantially all assets, and changes in the character of business. The financial covenants require Parent to maintain minimum interest coverage ratios, net worth levels and ratio of funded debt to total capitalization. In connection with the Loan Agreement, Parent has agreed to pay the Lenders certain fees and to reimburse the

Lenders for certain expenses and to provide certain indemnities, as is customary for commitments of the type described herein. The Parent is currently negotiating with its Lenders to increase the maximum borrowing availability under the Loan Agreement to $425 million.

     It is anticipated that any indebtedness incurred by Parent under the Loan Agreement will be repaid from funds generated internally by Parent and its subsidiaries through additional borrowings, or through a combination of such sources. No final decisions have been made concerning the method Parent will employ to repay such indebtedness. Such decisions when made will be based on Parent's review from time to time of the advisability of particular actions, as well as on prevailing interest rates and financial and other economic conditions.

11.  CONTACTS WITH THE COMPANY; BACKGROUND OF THE OFFER

     Parent regularly explores and conducts discussions with regard to acquisitions and other strategic corporate transactions. In August 1997, Parent identified the Company as a potential acquisition candidate and Parent decided to approach the Company regarding a possible strategic transaction.

     In late August 1997, Thomas R. Miklich, Parent's Chief Financial Officer, General Counsel, Treasurer and Secretary contacted Donald H. Benovitz, the Company's President and Chief Operating Officer, and informed him of Parent's interest in the Company. Mr. Benovitz indicated that the Company was investigating methods to enhance stockholder value. The parties agreed that a meeting would be appropriate and that the Company would contact the Parent to schedule such a meeting.

     Prior to the end of August 1997, Mr. Miklich was contacted by a representative of Bear Stearns who indicated that Bear Stearns had been retained by the Company to explore strategic alternatives to enhance stockholder value. The Bear Stearns representative indicated that, among the alternatives to be explored, was a potential sale of the Company. The Bear Stearns representative agreed to set up a meeting with the Company's management. Parent agreed to execute a Confidentiality Agreement prior to that meeting.

     On September 5, 1997, Parent executed a Confidentiality Agreement with the Company. On September 11, 1997, at the Company's executive offices in Holliston, Massachusetts, A. Malachi Mixon III, the Parent's Chairman and Chief Executive Officer, Mr. Miklich, Thomas J. Buckley, then the Parent's Group Vice-President--Standard Products and Louis F. J. Slangen, the Parent's Senior Vice President--Sales and Marketing met with Herbert P. Gray, the Company's Chairman and Chief Executive Officer, Mr. Benovitz, Steven N. Aschettino, the Company's Vice President and Chief Financial Officer, Patrick Bohan, the Company's Vice President of Sales and Marketing and John Manos, the Company's Vice President of MIS and discussed the benefits of a closer relationship between the two companies. The parties discussed the possibility of Parent becoming a supplier to the Company, as well as the potential benefits of a merger between Parent and the Company.

     Subsequent to this meeting, Parent was provided with certain information concerning the Company. On October 3, 1997, Parent sent Bear Stearns a letter outlining its preliminary indication of interest in acquiring the Company. The letter included a discussion of Parent's preliminary views of the consideration involved in such a transaction and identified the further steps that would be required to finalize the terms and conditions of a formal acquisition proposal.

     On October 29, 1997, Messrs. Buckley, Miklich and Slangen met with Messrs. Gray, Benovitz, Bohan, Aschettino and a representative of Bear Stearns in Boston. At that meeting, the parties reviewed the Company's results for fiscal 1997 and sales growth objectives for 1998 and 1999. A detailed discussion took place regarding the strategies behind the Company's recent acquisitions, and the parties also discussed the potential synergies associated with an acquisition of the Company by Parent.

     Subsequent to this meeting, Parent conducted further financial analysis regarding the Company and the costs and synergies associated with an acquisition of the Company. On November 4, 1997, Parent received a letter from Bear Stearns on behalf of the Company requesting a formal proposal for the purchase of the Company, and enclosing a preliminary draft form of Merger Agreement. In a telephone conversation with a Bear Stearns representative on or about November 10, 1997, Mr. Miklich advised the representative that Parent would not be willing to submit an acquisition proposal containing terms within the requested valuation range indicated by Bear Stearns.

     On November 18, 1997, Mr. Miklich received a telephone call from a Bear Stearns representative indicating that a proposal within a range of values acceptable to Parent might be acceptable to the Company. Parent's Board of Directors was meeting that day, and Parent reviewed its financial analysis of the Company with its Board. Management recommended, and the Board approved, an offer to acquire the Company for a cash purchase price of $11.75 per share. The Board's decision was communicated to Bear Stearns and confirmed in a letter dated November 20, 1997. Parent indicated to Bear Stearns that its proposal was conditioned on an acceptable due diligence review and certain other conditions including an appropriate termination fee.

     On November 24, 1997, Parent and the Company executed a letter agreement providing that, until December 15, 1997, the Company would negotiate exclusively with Parent concerning a proposed sale of the Company. From time to time during the course of the next several weeks, representatives of Parent and representatives of the Company discussed valuation parameters of the Company and continued to discuss generally the terms and conditions of a possible transaction.

     On December 1, 1997, Messrs. Mixon, Buckley, Miklich, Slangen and Gerald B. Blouch, the President and Chief Operating Officer of Parent, met with Messrs. Benovitz, Bohan, Gray, Aschettino and representatives of Bear Stearns in Boston to conduct further due diligence. Beginning with that meeting, and continuing through the date of the Merger Agreement, representatives of Parent, together with Parent's legal counsel, accountants and other advisors conducted a due diligence review at the offices of the Company's legal counsel and at the Company's regional distribution facilities. During the same period, Parent's legal counsel and the Company's legal counsel discussed structural issues regarding the proposed acquisition, including Parent's requirement that there be agreements along the lines of the Stockholders Agreement and Parent's requirement that there be certain other provisions in the event of a termination of the Merger Agreement (including the payment of a termination fee to Parent) in connection with a competing transaction.

     On December 8, 1997, Parent delivered a draft Merger Agreement to the Company's legal counsel, and on December 11, 1997, Parent delivered a draft of the Stockholders Agreement to the Company's legal counsel. Negotiations among Parent and the Company and the Stockholders continued through December 16, 1997, culminating in Parent and the Company agreeing upon a form of Merger Agreement and Stockholders Agreement which were presented to and approved by the Company's Board of Directors at a telephonic meeting held on December 16, 1997 and by Parent's Board of Directors at a telephonic meeting also held December 16, 1997. Following these approvals, the Merger Agreement and the Stockholders Agreement were executed and delivered and the transaction was publicly announced on December 17, 1997.

12. PURPOSE OF THE OFFER; THE MERGER, MERGER AGREEMENT AND OTHER TRANSACTION AGREEMENTS

     Purpose. The purpose of the Offer is to enable Parent to acquire control of and the entire equity interest in the Company. Following the Offer, the Purchaser and Parent intend to acquire any remaining equity interest in the Company not acquired in the Offer by consummating the Merger.

THE MERGER AGREEMENT.

     The Merger Agreement provides that following the satisfaction or waiver of the conditions described below under "Conditions to the Merger," either: (i) in the event that the Purchaser acquires less than 90% of the outstanding Shares pursuant to the Offer, the Purchaser will be merged with and into the Company or
(ii) in the event that the Purchaser acquires 90% or more of the outstanding Shares pursuant to the Offer, and Purchaser determines, in its sole discretion, to use the "short form" merger procedure described below, the Company will be merged with and into the Purchaser. In either case, upon consummation of the Merger, each then outstanding Share (other than Shares owned by the Company or by any direct or indirect subsidiary of the Company, including Purchaser, or by stockholders, if any, who are entitled to and who properly exercise dissenters' rights under Massachusetts law), will be converted into the right to receive an amount in cash equal to the price per Share paid pursuant to the Offer.

     Vote Required to Approve Merger. The MGL requires, among other things, that the adoption of any plan of merger or consolidation of the Company must be approved by the Board of Directors of the Company and, if the "short form" merger procedure described below is not available, by the holders of two-thirds of the Company's outstanding Shares. The Board of Directors of the Company has approved the Offer, the Merger and the Merger Agreement; consequently, the only additional action of the Company that may be necessary to effect the Merger is approval by such stockholders if the "short-form" merger procedure described below is not available. Under the MGL, the affirmative vote of holders of two-thirds of the outstanding Shares (including any Shares owned by the Purchaser), is generally required to approve the Merger. If the Purchaser acquires, through the Offer or otherwise, voting power with respect to at least two-thirds of the outstanding Shares (which would be the case if the Minimum Condition was satisfied and the Purchaser was to accept for payment Shares tendered pursuant to the Offer), it would have sufficient voting power to effect the Merger without the vote of any other stockholder of the Company. However, the MGL also provides that if a parent company owns at least 90% of each class of stock of a subsidiary, the parent company can effect a short-form merger with that subsidiary merging into the Parent without the action of the other stockholders of the subsidiary. Accordingly, if, as a result of the Offer or otherwise, the Purchaser acquires or controls the voting power of at least 90% of the outstanding Shares, the Purchaser is permitted to effect a merger of the Company into Purchaser using the "short-form" merger procedures without prior notice to, or any action by, any other stockholder of the Company. In such an event, stockholders of the Company shall not be adversely affected thereby (other than the right to receive the Proxy Statement, attend the Stockholders Meeting and vote on the Merger, which shall no longer be applicable).

     Conditions to the Merger. The Merger Agreement provides that the Merger is subject to the satisfaction of certain conditions, including the following: (1) if required by applicable law, the Merger Agreement having been approved and adopted by the affirmative vote of holders of two-thirds of the outstanding Shares, (2) the expiration or termination of the applicable waiting period under the HSR Act; and (3) no temporary restraining order, preliminary or permanent injunction or other order issued by any Federal, state or local government or any court, administrative agency or commission or other governmental authority (a "Governmental Entity") or other legal restraint or prohibition preventing or prohibiting the acceptance for payment of or payment for Shares pursuant to the Offer or the consummation of the Merger being in effect; provided, however, that each of the parties shall have used their best efforts to have any such injunction, order, restraint or prohibition or other order vacated.

     Termination of the Merger Agreement. The Merger Agreement may be terminated at any time prior to the effective time of the Merger (the "Effective Time"), whether before or after approval by the stockholders of the Company (1) by mutual written consent of the Purchaser and the Company; (2) by either the Purchaser or the Company if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, Shares pursuant to the Offer or the Merger and such order, decree or ruling or other action has become final and nonappealable or if any other legal restraint or prohibition preventing or prohibiting the acceptance for payment of, or payment for, Shares pursuant to the Offer or Merger shall be in effect and shall have become final and non-appealable: (other than due to the failure of the party seeking to terminate the Merger Agreement to perform its obligations thereunder required to be performed at or prior to the Effective Time); (3) by the Company if the Purchaser has not (a) commenced the Offer within five business days after the initial public announcement of Parent's intention to commence the Offer or
(b) accepted for payment any Shares pursuant to the Offer prior to March 31, 1998 (other than due to the failure of the Company to perform its obligations thereunder); (4) by the Purchaser in the event of a material breach or failure to perform in any material respect by the Company of any representation, warranty, covenant or other agreement contained in the Merger Agreement which cannot be or has not been cured within 20 days after the giving of written notice to the Company; (5) by the Company upon its execution, prior to the Parent or the Purchaser's purchase of Shares pursuant to the Offer, of a binding agreement with a third party with respect to a Transaction Proposal (as defined below in "Transaction Proposals"), provided that it has complied with all provisions of the Merger Agreement, including the notice provisions described in "Transaction Proposals" below, and that it pays the Termination Fee (as defined below) as provided in the terms of the Merger Agreement described below in "Fees and Expenses"; (6) by the Company in the event of a material breach or failure to perform in any material respect by the Purchaser or the Parent of any representation, warranty, covenant or other agreement contained in the Merger Agreement which cannot be or has not been cured within 20 days after the giving of written notice to the Parent and the Purchaser; or (7) by the Purchaser if the

Purchaser terminates the Offer as a result of the occurrence of any event set forth under "Certain Conditions of the Offer".

     Transaction Proposals. The Merger Agreement provides that neither the Company nor any of its subsidiaries, nor any of their respective officers, directors, employees, representatives, agents or affiliates (including, without limitation, any investment banker, attorney or accountant retained by the Company or any of its subsidiaries) will directly or indirectly initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance), or take any other action to facilitate knowingly, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to any Transaction Proposal (as defined below) or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Transaction Proposal or agree to or endorse any Transaction Proposal or authorize or permit any of its officers, directors, or employees of any of its subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by any of its subsidiaries to take any such action; provided, however, that if, at any time prior to the acceptance for payment of Shares pursuant to the Offer, the Board of Directors of the Company determines in good faith, after consultation with their financial advisors and after consultation with and based upon the advice of independent legal counsel (who may be the Company's regularly engaged independent legal counsel), that it is necessary to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law, the Company may, subject to compliance with the notification provisions discussed below and the receipt of a confidentiality agreement containing terms and provisions substantially similar to those contained in the confidentiality agreement executed by the Company and Parent, (a) furnish information to or enter into discussions or negotiations with any person or entity that makes an unsolicited written, bona fide proposal, to acquire the Company and/or its subsidiaries pursuant to a merger, consolidation, share exchange, business combination, tender or exchange offer or other similar transaction in respect of which such person or entity has the necessary funds or commitments therefor. The Merger Agreement defines "Transaction Proposal" as any of the following (other than the transactions between the Company and Purchaser contemplated by the Offer and the Merger Agreement) involving the Company or any of its subsidiaries: (i) any merger, consolidation, share exchange, recapitalization, business combination, or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the assets of the Company and its subsidiaries, taken as a whole, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for, or the acquisition (or right to acquire) of beneficial ownership by any person, group or entity, other than a person, group or entity which has signed the Stockholders' Agreement, of 20% or more of the outstanding Shares or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing. The Merger Agreement provides further that if a Transaction Proposal exists and the Board of Directors of the Company, after consultation with their financial advisors and after consultation with and based upon advice of independent legal counsel ( who may be the Company's regularly engaged independent legal counsel) determines in good faith that such action is necessary for the Board of Directors to comply with its fiduciary duties to stockholders under applicable law in connection with such Transaction Proposal, the Board of Directors of the Company may, at any time prior to the acceptance for payment of Shares pursuant to the Offer and subject to the notification requirements described below: (i) withdraw or modify its recommendation of the Offer, the Merger or the Merger Agreement and (ii) make to the Company's stockholders any recommendation and related filing with the Commission as required by Rule 14e-2 and 14d-9 under the Exchange Act with respect to any tender offer, or take any other legally required action with respect to such tender offer (including, without limitation, the making of public disclosures as may be necessary or reasonably advisable under applicable securities laws).

     The Merger Agreement obligates the Company to promptly advise the Purchaser orally and in writing of any request for nonpublic information from, or discussions or negotiations with, any person or entity or of any Transaction Proposal known to it, the material terms and conditions of such request or Transaction Proposal and the identity of the person or entity making such request or Transaction Proposal, and to promptly inform the Purchaser of any material change in the details of such request, the contents of any discussions or negotiations or any material change in such Transaction Proposal. In addition, neither the Board of Directors nor any committee thereof may take any action with respect to the matters set forth in clauses (i) or (ii) of the last sentence of the preceding paragraph until a time that is after the later of the fourth business day following the Purchaser's receipt of written notice advising it that the Board of Directors of the Company has received a Transaction Proposal, specifying the material terms thereof and identifying the person making the same and, in the event of any amendment to the price or any material term of a Transaction Proposal, two business days following the Purchaser's receipt of written notice containing the material terms of such amendment, including any change in price (it being understood that each further amendment to the price or any material terms of a Transaction Proposal will necessitate an additional written notice to Parent and an additional two business day period prior to which the Company can take the actions set forth in clauses (i) or (ii) the last sentence of the preceding paragraph).

     Fees and Expenses. The Merger Agreement provides that except as provided below, all fees and expenses incurred in connection with the Offer, the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated. The Merger Agreement further provides that, subject to the last sentence of this paragraph, the Company will pay to the Purchaser the amount equal to 4.25% of the aggregate consideration to be paid pursuant to the Merger Agreement (the "Termination Fee") if any person (other than the Purchaser or any of its affiliates) has made, proposed, communicated or disclosed a Transaction Proposal in a manner which is or otherwise becomes public and the Merger Agreement is terminated: (1) by the Company in accordance with the provisions described above in clause 5 of "Termination of the Merger Agreement" or in accordance with the provisions described above in clause 3 of "Termination of the Merger Agreement" if Purchaser's failure to accept Shares for payment results from the failure of the Minimum Condition to be satisfied or the occurrence of any of the events set forth in subparagraphs (c), (d) or (e) of "Certain Conditions of the Offer" or (2) by the Purchaser in accordance with the provisions described above in clause 4 of "Termination of the Merger Agreement" or in accordance with the provisions described above in clause 7 of "Termination of the Merger Agreement" if Purchaser's failure to accept Shares for payment results from the failure of the Minimum Condition to be satisfied or the occurrence of any of the events set forth in subparagraphs (c), (d) or (e) of "Certain Conditions of the Offer." Notwithstanding the foregoing, the Merger Agreement provides that no Termination Fee will be payable if such termination is based upon the Company's breach of certain representations and warranties relating to the absence of a Material Adverse Change (as defined) in its business and the absence of any condition, event or occurrence which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect (as defined) on the Company or give rise to a Material Adverse Change with respect to the Company.

     The Merger Agreement defines the terms Material Adverse Change or Material Adverse Effect to mean, when used in connection with the Company, any change or effect that either individually or in the aggregate with all such other changes or effects is materially adverse to the business, financial condition, prospects or results of operations of the Company and its subsidiaries taken as a whole; provided, however, that no Material Adverse Change or Material Adverse Effect will be deemed to have occurred as a result solely of any one or more of: (i) those matters described in a separate writing dated the date of the Merger Agreement and specifically referencing the pertinent section of the Merger Agreement delivered by the Company to Parent, (ii) general economic conditions affecting generally the industry in which the Company competes and general market conditions in the United States, or (iii) changes after the date of the Merger Agreement in the relationship between the Company and any customer or supplier, so long as any such change is not attributable to or does not arise from a breach by the Company of any of its representations, warranties or covenants contained in the Merger Agreement.

     In addition, in connection with any termination of the Merger Agreement under any circumstance in which the Termination Fee would be payable, the Merger Agreement provides that the Company also will be obligated, simultaneously with such termination, to reimburse the Purchaser for all out-of-pocket expenses and fees in an aggregate amount not to exceed $1.5 million.

     Conduct of Business by the Company. The Merger Agreement provides that until the earlier of the Effective Time of the Merger Agreement and consummation of the Offer, the Company will, and will cause its subsidiaries to, act and carry on their respective businesses in the usual, regular and ordinary course of business consistent with past practice and, to the extent consistent therewith, use their respective reasonable best efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, advertisers, distributors and others having business dealings with them and to preserve goodwill. Without limiting the generality of the foregoing, during the period from the date of the Merger Agreement until the earlier of the Effective Time of the Merger and consummation of the Offer, the Company will not, and will not permit any of its subsidiaries to, without Purchaser's prior written consent: (a) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (b) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock (c) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except for the acquisition of shares of Company Common Stock from holders of Company Stock Options in full or partial payment of the exercise price payable by such holder upon exercise of Company Stock Options outstanding on the date of the Merger Agreement; (d) authorize for issuance, issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock or the capital stock of any of its subsidiaries, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or any other securities or equity equivalents (including without limitation stock appreciation rights) (other than an increase in the number of shares subject to the Stock Option Plan pursuant to existing contractual obligations and the issuance of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of the Merger Agreement and in accordance with their present terms); (e) in the case of the Company, amend its Articles of Organization, by-laws or other comparable charter or organizational documents;
(f) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof material to the Company; (g) other than as specifically permitted by the Merger Agreement, sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets other than any such properties or assets the value of which do not exceed $1.0 million individually and $3.0 million in the aggregate, except sales of inventory, in the ordinary course of business consistent with past practice; (h) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings and for lease obligations, in each case incurred in the ordinary course of business consistent with past practice; (i) make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any direct or indirect wholly owned subsidiary of the Company (other than certain immaterial ordinary course loans to employees); (j) pay, discharge or satisfy any claims (including claims of stockholders), liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except for the payment, discharge or satisfaction, (i) of liabilities or obligations in the ordinary course of business consistent with past practice or in accordance with their terms as in effect on the date hereof or (ii) claims settled or compromised to the extent permitted under clause (n) below, or waive, release, grant, or transfer any rights of material value or modify or change in any material respect any existing license, lease, Permit, contract or other document, other than in the ordinary course of business consistent with past practice; (k) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization; (1) enter into any new collective bargaining agreement; (m) change any material accounting principle used by it; (n) settle or compromise any litigation (whether or not commenced prior to the date of the Merger Agreement) other than settlements or compromises of litigation where the amount paid (after giving effect to insurance proceeds actually received) in settlement or compromise is not material to the Company; or (o) authorize any of, or commit or agree to take any of, the foregoing actions.

     Board of Directors. The Merger Agreement provides that effective upon the acceptance for payment by the Purchaser of Shares pursuant to the Offer such that the Parent or the Purchaser shall own at least a majority of the Shares on a fully diluted basis, the Parent will be entitled to designate the number of Directors, rounded up to the next whole number, on the Company's Board of Directors that equals the product of (i) the total number of directors on the Company's Board of Directors (giving effect to the election of any additional directors pursuant to this provision of the Merger Agreement) and (ii) the percentage that the number of Shares owned by the

Purchaser or the Buyer (including shares of Common Stock accepted for payment) bears to the total number of shares of Common Stock outstanding, and the Company will take all necessary action to cause the Parent's designees to be elected or appointed to the Company's Board of Directors. The Merger Agreement also provides that the Company will use its best efforts to cause individuals designated by the Parent to constitute the same percentage as such individuals represent on the Company's Board of Directors of each committee of the Board (other than committees established to take action under the Merger Agreement), each board of directors of each subsidiary of the Company and each committee of each such board. The Company's obligations to appoint designees to the Board of Directors are subject to Section 14(f) of the Exchange Act. The Company has agreed to take all action required pursuant to Section 14(f) and Rule 14(f)-1 in order to fulfill its obligations to appoint such directors, including mailing to its stockholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, which Information Statement is attached as Appendix A to the Schedule 14D-9. The Merger Agreement further provides that in the event that the Purchaser's designees are elected to the Board of Directors of the Company, until the effective time of the Merger the Board of Directors of the Company will have at least two directors who are directors on the date of the Merger Agreement and who are not officers of the Company or any of its subsidiaries ("Independent Directors").

     Stock Options and Bank Warrant. The Merger Agreement provides that as soon as practicable following the date of the Merger Agreement, the Board of Directors of the Company (or, if appropriate, any committee administering the Company's stock plans) will adopt such resolutions or take such other actions if any, as may be reasonably required to: (1) adjust the terms of all outstanding options to purchase Company Common Stock (the "Company Stock Options") granted under the Company's 1995 Stock Option Plan (the "Stock Option Plan"), whether vested or unvested, as necessary to provide that, at the Effective Time, each Stock Option outstanding immediately prior to the Effective Time will vest as a consequence of the Merger and be canceled in exchange for a payment from the Company after the Merger (subject to any applicable withholding taxes) equal to the product of (a) the total number of shares of Company Common Stock subject to such Company Stock Option and (b) the excess of $11.75 over the exercise price per share of Company Common Stock subject to such Company Stock Option and applicable withholding taxes, payable in cash immediately following the Effective Time of the Merger; (2) cause the cancellation of an outstanding warrant to purchase 86,180 shares of Company Common Stock (the "Bank Warrant") by causing a "Redemption Event" as defined in the Bank Warrant to occur and taking such other steps as may be necessary to cause such cancellation, including making all payments required to be made in connection therewith.

     Indemnification. The Merger Agreement provides that for six years after the Effective Time of the Merger, the Company and the Parent will indemnify all present and former directors or officers of the Company and its subsidiaries ("Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time of the Merger, whether asserted or claimed prior to, at or after the Effective Time of the Merger, to the fullest extent as would have been permitted in their respective articles of organization or by-laws consistent with applicable law, to the extent such Costs have not been paid for by insurance and shall, in connection with defending against any action for which indemnification is available hereunder, reimburse such officers and directors, from time to time upon receipt of sufficient supporting documentation, for any reasonable costs and expenses reasonably incurred by such officers and directors; provided that such reimbursement shall be conditioned upon such officer's or director's agreement promptly to return such amounts to the Company if a court of competent jurisdiction shall ultimately determine that indemnification of such officer or director is prohibited by applicable law. The Merger Agreement also provides that the Company will maintain for a period of not less than six years from the Effective Time of the Merger, the Company's current directors' and officers, insurance and indemnification policy (or a policy providing substantially similar coverage) to the extent that it provides coverage for events occurring prior to the Effective Time of the Merger (the "D&O Insurance") for all persons who are directors and officers of the Company on the date of the Merger Agreement; provided that the Company shall not be required to spend as an annual premium for such D&O Insurance an amount in excess of 150% of the annual premium paid for directors' and officers' insurance in effect prior to the date of the Merger Agreement; and provided further that the Company shall nevertheless be obligated to provide such coverage as may be obtained for such amount. The indemnity provisions of the Merger Agreement are intended for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives. The Merger Agreement also obligates the Company, prior to the expiration of the Offer, to obtain the termination of all rights under certain existing Indemnification Agreements with its Directors and officers.

     Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in the Merger Agreement, each of the parties has agreed to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other transactions contemplated by the Merger Agreement. The Parent, the Purchaser and the Company will use their reasonable best efforts and cooperate with one another (i) in promptly determining whether any filings are required to be made or consents, approvals, waivers, licenses, permits or authorizations are required to be obtained (or, which if not obtained, would result in a breach or violation, or an event of default, termination or acceleration of any agreement or any put right under any agreement) under any applicable law or regulation or from any governmental authorities or third parties, including parties to loan agreements or other debt instruments, in connection with the transactions contemplated by the Merger Agreement, including the Offer and the Merger and
(ii) in promptly making any such filings, in furnishing information required in connection therewith and in timely seeking to obtain any such consents, approvals, permits or authorizations. Notwithstanding the foregoing, or any other covenant contained in the Merger Agreement, in connection with the receipt of any necessary approvals under the HSR Act, neither the Company nor any of its subsidiaries will be entitled to divest or hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, the Company or any of its subsidiaries or any material portions thereof or any of the businesses, product lines, properties or assets of the Company or any of its subsidiaries, without the Purchaser's prior written consent. The Merger Agreement requires the Company to make, subject to the condition that the transactions contemplated by the Merger Agreement actually occur, any undertakings (including undertakings to make divestitures, provided, in any case, that such divestitures need not themselves be effective or made until after the transactions contemplated hereby actually occur) required in order to comply with the antitrust requirements or laws of any governmental entity, including the HSR Act, in connection with the transactions contemplated by the Merger Agreement; provided that no such divestiture or undertaking may be made unless acceptable to the Purchaser. Each of the parties has also agreed to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Shares from The Nasdaq National Market ("Nasdaq"), provided that such delisting shall not be effective until after the Effective Time of the Merger. The Merger Agreement also contains an acknowledgment by the parties that it is the Purchaser's intent that the Shares following the Offer and the Merger will not be quoted on Nasdaq or listed on any national securities exchange.

     Representations and Warranties. The Merger Agreement contains various customary representations and warranties, including representations from the Company to the Parent and the Purchaser with respect to, among other things, its organization, subsidiaries, capitalization, authorization and validity of the Merger Agreement, consents and approvals, public filings and financial statements, undisclosed liabilities, conduct of business and absence of certain adverse changes or events, litigation, labor matters, compliance with laws, employee benefit plans, tax matters, employee benefit plans, environmental matters, material contracts, brokers and finders, opinion of financial advisor, recommendation of the Board of Directors, state takeover statutes, intellectual property, related party transactions, permits, insurance policies, business practices, relationships with suppliers and customers and product warranties.

     Procedure for Termination, Amendment, Extension or Waiver. The Merger Agreement provides that the affirmative vote of the majority of the Independent Directors will be required to (i) amend or otherwise modify the Company's Articles of Organization, (ii) approve any amendment, modification or waiver by the Company of any provisions of the Merger Agreement or (iii) approve any other action by the Company that materially and adversely affects the interests of the stockholders of the Company (other than Purchaser and Parent) with respect to the transactions contemplated hereby, including without limitation any actions which would constitute a breach by the Company of its representations, warranties or covenants contained in the Merger Agreement.

     The foregoing summary of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as Exhibit (c) to Purchaser's Tender Offer Statement on Schedule 14D-1 filed with the Commission on the date hereof (the "Schedule 14D-1"). The Merger Agreement should be read in its entirety for a more complete description of the matters summarized above.

STOCKHOLDERS AGREEMENT

     The following is a summary of the material terms of the Stockholders Agreement. This summary is qualified in its entirety by reference to the Stockholders Agreement which is incorporated herein by reference and a copy of which has been filed with the Commission as Exhibit (c)(3) to the Schedule 14D-1. The Stockholders Agreement may be examined and a copy of it may be obtained at the place and in the manner set forth in Section 8.

     Tender of Shares. In connection with the execution of the Merger Agreement, Parent and the Purchaser entered into a Stockholders Agreement with the Selling Stockholders. Upon the terms and subject to the conditions of such agreement, each of the Selling Stockholders has agreed to validly tender (and not withdraw) pursuant to and in accordance with the terms of the Offer, no later than the fifteenth business day after commencement of the Offer, the number of Shares owned beneficially by such Selling Stockholder. The Selling Stockholders beneficially own an aggregate of 4,867,465 Shares directly and hold stock options to purchase an aggregate of 310,000 additional Shares (which aggregate number of Shares represent approximately 45% of the Company's Fully Diluted Shares).

     Provisions Concerning the Shares. The Selling Stockholders have agreed that during the period commencing on the date of the Stockholders Agreement and continuing until the first to occur of the Effective Time or the termination of the Merger Agreement in accordance with its terms, at any meeting of the Company's stockholders or in connection with any written consent of the Company's stockholders, the Selling Stockholders will vote (or cause to be voted) the Shares held of record or beneficially owned by each of such Selling
Stockholders: (i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement, and the Stockholders Agreement and any actions required in furtherance thereof; and (ii) against any Transaction Proposal and against any action or agreement that would impede, frustrate, prevent or nullify the Stockholders Agreement or result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which would result in any of the conditions to the Offer or to the Merger not being fulfilled. In addition, each of the Selling Stockholders has appointed Parent and certain officers of Parent as proxies to vote such Selling Stockholder's Shares or grant a consent or approval in respect of such Shares in favor of the various transactions contemplated by the Merger Agreement and against any Transaction Proposal. Each of the Selling Stockholders also has agreed not to transfer such Selling Stockholder's Shares (other than to certain permitted transferees who would be required, as a condition to any such transfer, to sign a similar Stockholders Agreement) and not to, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Parent or any of its affiliates or representatives) concerning any Transaction Proposal.

     Other Covenants, Representations and Warranties. In connection with the Stockholders Agreement, each of the Selling Stockholders made certain customary representations and warranties, including with respect to (i) ownership of the Shares, (ii) the Selling Stockholder's authority to enter into and perform its or his obligations under the Stockholders Agreement, (iii) the absence of conflicts and requisite governmental consents and approvals, and (iv) the absence of encumbrances on and in respect of the Selling Stockholder's Shares. Parent and the Purchaser have made certain representations and warranties with respect to Parent and the Purchaser's authority to enter into the Stockholders Agreement and the absence of conflicts and requisite governmental consents and approvals.

CONFIDENTIALITY AGREEMENT

     Pursuant to a confidentiality agreement dated September 5, 1997 (the Confidentiality Agreement) between the Parent and Bear Stearns acting on behalf of the Company, the Company agreed to supply Parent with certain information relating to the Company (the "Information") for the purpose of facilitating Parent's evaluation and/or implementation of a possible transaction between Parent and the Company and/or its stockholders. For its part, the Parent agreed to keep the Information confidential, and not, without the prior written consent of the Company, disclose the Information to any outside persons, or use the Information for any purpose other than to evaluate a potential transaction. In addition, the Parent agreed not to disclose the fact that the Information was made available to it, the existence of any discussions or negotiations concerning a potential transaction, or any of the terms, conditions or other facts with respect to a potential transaction. For a period of two years following the execution of the Confidentiality Agreement, the Parent and its affiliates agreed not to, without the prior written authorization of the Board of Directors of the Company: (i) acquire or agree to acquire or make any proposal to acquire, in any manner, any securities or property of the Company or its affiliates; (ii) assist, advise or encourage any other persons to acquire or agree to acquire, in any manner, any securities or property of the Company or its affiliates; (iii) solicit proxies of the Company's stockholders, or form, join or in any way participate in a proxy group; (iv) seek any modification to or waiver of its obligations under the Confidentiality Agreement; or (v) make any public announcement with respect to the foregoing, except as may be required by applicable law or regulatory authorities. Pursuant to the Merger Agreement, all obligations of Parent and its affiliates under the Confidentiality Agreement were terminated except for the obligation to hold any nonpublic information concerning the Company in confidence.

     The foregoing summary of the Confidentiality Agreement is qualified in its entirety by reference to the text of the Confidentiality Agreement, a copy of which is filed as an exhibit the Schedule 14D-1 of the Purchaser and Parent filed with the Commission in connection with the Offer, and is incorporated herein by reference and may be inspected in the same manner as set forth in
Section 8.

APPRAISAL RIGHTS

     Holders of Shares do not have dissenters' rights as a result of the Offer. However, if the Merger is consummated, holders of Shares will have certain rights pursuant to the provisions of Chapter 156B of the MGL to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. If the statutory procedures were complied with, such rights could lead to a judicial determination of the fair value required to be paid in cash to such dissenting holders for their Shares. Any such judicial determination of the fair value of Shares could be based upon considerations other than or in addition to the Offer Price or the market value of the Shares, including asset values and the investment value of the Shares. The value so determined could be more or less than the Offer Price or the Merger Consideration.

     If any holder of Shares who demands appraisal under Chapter 156B of the MGL fails to perfect, or effectively withdraws or loses his right to appraisal, as provided in the MGL, the Shares of such stockholder will be converted into the Merger Consideration in accordance with the Merger Agreement. A stockholder may withdraw his demand for appraisal by delivery to Parent of a written withdrawal of his demand for appraisal and acceptance of the Merger.

     The foregoing discussion is not a complete statement of law pertaining to appraisal rights under the MGL and is qualified in its entirety by the full text of Chapter 156B of the MCL.

     FAILURE TO FOLLOW THE STEPS REQUIRED BY CHAPTER 156B OF THE MGL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

GOING PRIVATE TRANSACTIONS

     The Merger would have to comply with any applicable Federal law operative at the time of its consummation. Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions. The Purchaser does not believe that Rule 13e-3 will be applicable to the Merger unless the Merger is consummated more than one year after the termination of the Offer. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Merger and the consideration offered to minority stockholders be filed with the Commission and disclosed to minority stockholders prior to consummation of the Merger.

OTHER MATTERS

     The Purchaser or an affiliate of the Purchaser may, following the consummation or termination of the Offer, seek to acquire additional Shares through open market purchases, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon such terms and at such prices as it shall determine, which may be more or less than the price to be paid pursuant to the Offer. The Purchaser and its affiliates also reserve the right to dispose of any or all Shares acquired by them. Except as otherwise described in this Offer to Purchase, the Purchaser and Parent have no current plans or proposals that would relate to, or result in, any extraordinary corporate transaction involving the Company or any of its subsidiaries, such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries, a sale or transfer of a material amount of assets of the Company or any of its subsidiaries, any change in the present Board of Directors of the Company or management of the Company, any material change in the Company's capitalization or dividend policy or any other material change in the Company's business, corporate structure or personnel.

13.  DIVIDENDS AND DISTRIBUTIONS

     Pursuant to the terms of the Merger Agreement, the Company is prohibited from taking any of the actions described in the two succeeding paragraphs, and nothing herein shall constitute a waiver by the Purchaser or Parent of any of its rights under the Merger Agreement or a limitation of remedies available to the Purchaser or Parent for any breach of the Merger Agreement, including termination thereof.

     The Offer Price will automatically be adjusted appropriately in connection with any stock dividend, split or any conversion or reclassification in respect of the Company Common Stock occurring after the date of the Merger Agreement and prior to the date of consummation of the Offer.

     If, on or after the date of the Merger Agreement, the Company should (1) acquire currently outstanding Shares or otherwise cause a reduction in the number of outstanding Shares or (2) issue or sell additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, to acquire any of the foregoing, other than Shares issued pursuant to the exercise of Stock Options outstanding as of the date of the Merger Agreement, then, subject to the provisions of Section 14 below, the Purchaser, in its sole discretion, may make such adjustments as it deems appropriate in the Offer Price and other terms of the Offer, including without limitation the number or type of securities offered to be purchased.

     If, on or after the date of the Merger Agreement, the Company should declare or pay any cash dividend on the Shares or other distribution on the Shares, or issue with respect to the Shares any additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to stockholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to the Purchaser or its nominee or transferee on the Company's stock transfer records, then, subject to the provisions of Section 14 below, (1) the Offer Price may, in the sole discretion of the Purchaser, be reduced by the amount of any such cash dividend or cash distribution and (2) the whole of any such noncash dividend, distribution or issuance to be received by the tendering stockholders will (a) be received and held by the tendering stockholders for the account of the Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer, or (b) at the direction of the Purchaser, be exercised for the benefit of the Purchaser, in which case the proceeds of such exercise will promptly be remitted to the Purchaser. Pending such remittance and subject to applicable law, the Purchaser will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance or proceeds and may withhold the entire Offer Price or deduct from the Offer Price the amount or value thereof, as determined by the Purchaser in its sole discretion.

14.  CERTAIN CONDITIONS OF THE OFFER

     Notwithstanding any other provision of the Offer or the Merger Agreement, and subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) relating to Purchaser's obligation to pay for or return tendered shares after termination of the Offer, Purchaser shall not be required to accept for payment or pay for any shares of Company Common Stock tendered pursuant to the Offer and may terminate the Offer at any time after January 31, 1998, if (i) the Minimum Condition has not been satisfied; (ii) any applicable waiting period under the HSR Act has not expired or terminated; or (iii) at any time after the date of the Merger Agreement, and before acceptance for payment of any shares of Company Common Stock, any of the following events shall occur and be continuing:

          (a) there shall be instituted or pending by any Governmental Entity any suit, action or proceeding (i) challenging the acquisition by Parent or Purchaser of any Shares under the Offer, or seeking to restrain or prohibit the making or consummation of the Offer or the Merger, (ii) seeking to prohibit or materially limit the ownership or operation by the Company, Parent or any of Parent's subsidiaries of a material portion of the business or assets of the Company or Parent and its subsidiaries, taken as a whole, or to compel the Company or Parent to dispose of or hold separate any material portion of the business or assets of the Company or Parent and its subsidiaries, taken as a whole, in each case as a result of the Offer or the Merger or (iii) seeking to impose material limitations on the ability of Parent or Purchaser to acquire or hold, or exercise full rights of ownership of, any Shares to be accepted for payment pursuant to the Offer including, without limitation, the right to vote such Shares on all matters properly presented to the stockholders of the Company or (iv) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect any material portion of the business or operations of the Company;

          (b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, by any Governmental Entity or court, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that would result in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above;

          (c) any of the representations and warranties of the Company and its subsidiaries contained in the Merger Agreement shall not be true and correct at and as of the date of consummation of the Offer (except to the extent such representations and warranties speak to an earlier date), in each case except as contemplated or permitted by the Merger Agreement and except, in the case of any such breach would not have individually or in the aggregate, a Material Adverse Effect with respect to the Company or materially affect the ability of the Company to consummate the Merger or the Purchaser to accept for payment or pay for Shares pursuant to the Offer;

          (d) the Company shall have failed to perform the obligations required to be performed by it under the Merger Agreement at or prior to the date of expiration of the Offer, including but not limited to its obligations described in Section 12 under the caption "Transaction Proposals" (except for such failures to perform as have not had or would not individually or in the aggregate, have a Material Adverse Effect with respect to the Company or materially adversely affect the ability of the Company to consummate the Merger or the Purchaser to accept for payment or pay for Shares of Company Common Stock pursuant to the Offer);

          (e) the Board of Directors of the Company or any committee thereof shall have (i) withdrawn, modified or amended in any respect adverse to Parent or Purchaser its approval or recommendation of the Offer or the Merger, (ii) recommended or approved any Transaction Proposal from a person other than Parent, Purchaser or any of their respective affiliates, (iii) failed to publicly announce, within ten (10) business days after the occurrence of a Transaction Proposal, its opposition to such Transaction Proposal, or amended, modified or withdrawn its opposition to any Transaction Proposal in any manner adverse to Parent or Purchaser or (iv) resolved to do any of the foregoing;

          (f) the Merger Agreement shall have been terminated in accordance with its terms; or

which, in the good faith judgment of Parent or Purchaser, in its sole discretion, make it inadvisable to proceed with such acceptance of shares of Company Common Stock for payment or the payment therefor.

     The Merger Agreement provides that the foregoing conditions may, subject to the terms of the Merger Agreement, be waived by Parent and the Purchaser in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

15.  CERTAIN LEGAL MATTERS

     Based on a review of publicly available filings made by the Company with the Commission and other publicly available information concerning the Company, neither the Purchaser nor Parent is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the Purchaser's acquisition of Shares as contemplated herein or of any approval or other action, except as otherwise described in this Section 15, by any Governmental Entity that would be required for the acquisition or ownership of Shares by the Purchaser as contemplated herein. Should any such approval or other action be required, the Purchaser and Parent currently contemplate that such approval or other action will be sought, except as described below under "State Takeover Laws." While, except as otherwise expressly described in this Section 15, the Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of if such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could decline to accept for payment or pay for any Shares tendered. See Section 14 for certain conditions to the Offer.

     State Takeover Laws. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or places or business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS Corp.
v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law, and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders; provided that such laws were applicable only under certain conditions.

     Chapter 110F of the MGL limits the ability of a Massachusetts corporation to engage in business combinations with "interested stockholders" (defined generally as any beneficial owner of 5% or more of the outstanding voting stock of the corporation) unless, among other things, the corporation's board of directors has given its prior approval to either the business combination or the transaction which resulted in the stockholder becoming an "interested stockholder." The Company's Board of Directors has approved the Merger Agreement and the Purchaser's acquisition of Shares pursuant to the Offer and, therefore, Chapter 110F of the MGL is inapplicable to the Offer and the Merger.

     Under Chapter 110D of the MGL, entitled "Regulation of Control Shares Acquisitions," any stockholder of a corporation subject to this statute who acquires 20% or more of the outstanding voting stock of a Massachusetts corporation may not vote such stock unless the stockholders holding a majority of the outstanding voting stock (excluding the interested shares) of the corporation so authorize. The Company's Board of Directors has approved the Merger Agreement and the Purchaser's acquisition of Shares pursuant to the Offer and, therefore, Chapter 110D of the MGL is inapplicable to the Offer and the Merger.

     Based on information supplied by the Company, the Purchaser does not believe that any state takeover statutes purport to apply to the Offer or the Merger. Neither the Purchaser nor Parent has currently complied with any state takeover statute or regulation. The Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and if an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the

Offer or the Merger. In such case, the Purchaser may not be obliged to accept for payment or pay for any Shares tendered pursuant to the Offer.

     Antitrust. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares under the Offer may be consummated following the expiration of a 15-calendar day waiting period following the filing by Parent of a Notification and Report Form with respect to the Offer, unless Parent receives a request for additional information or documentary material from the Antitrust Division or the FTC or unless early termination of the waiting period is granted. Parent is in the process of making such filing. If, within the initial 15-day waiting period, either the Antitrust Division or the FTC requests additional information or material from Parent concerning the Offer, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of compliance by Parent with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Parent. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue.

     The Merger would not require an additional filing under the HSR Act if the Purchaser owns 50% or more of the outstanding Shares at the time of the Merger or if the Merger occurs within one year after the HSR Act waiting period applicable to the Offer expires or is terminated.

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's proposed acquisition of the Company. At any time before or after the Purchaser's purchase of Shares pursuant to the Offer, the Antitrust Division or FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares acquired by the Purchaser or the divestiture of substantial assets of Parent or its subsidiaries, or the Company or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the results thereof.

16.  FEES AND EXPENSES

     Wheat First has been engaged by Parent as its financial advisor to perform financial advisory services in connection with the Offer and the acquisition of the Company for which services it received customary compensation. In the ordinary course of Wheat First's securities business, Wheat First actively trades the shares of the Company for its own account and the accounts of its customers, and Wheat First may therefore from time to time hold a long or short position in such securities. Additionally, Wheat First served as a managing underwriter for the Company's initial public offering in October 1996 for which it received customary compensation.

     The Purchaser has retained Wheat First to act as Dealer Manager, MacKenzie Partners, Inc. to act as the Information Agent and First Chicago Trust Company of New York to act as the Depositary in connection with the Offer. The Dealer Manager and the Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers, commercial banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners. The Dealer Manager, the Information Agent and the Depositary each will receive reasonable and customary compensation for their services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws.

     Except as set forth herein, neither Parent nor the Purchaser will pay any fees or commissions to any broker or dealer or other person (other than to the Dealer Manager and the Information Agent) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will be reimbursed by the Purchaser for reasonable expenses incurred by them in forwarding material to their customers.

17.  MISCELLANEOUS

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. None of the Purchaser or Parent is aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. To the extent the Purchaser or Parent becomes aware of any state law that would limit the class of offerees in the Offer, the Purchaser will amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to holders of Shares prior to the expiration of the Offer. In those jurisdictions where securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR PARENT NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     The Purchaser or Parent has filed with the Commission the Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer. In addition, the Company has filed with the Commission the Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act setting forth its recommendation with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner set forth in Sections 8 and 9 (except that they will not be available at the regional offices of the Commission).

December 22, 1997

                                   SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER AND THE PARENT

     1. Directors and Executive Officers of the Purchaser. The name and position with the Purchaser of each director and executive officer of the Purchaser are set forth below. The other required information with respect to each such person is set forth under "Directors and Executive Officers of the Parent" below. All directors and executive officers listed below are citizens of the United States.

                    NAME                                           POSITION
--------------------------------------------
A. Malachi Mixon, III                            Director
Thomas R. Miklich                                Director and Treasurer
Gerald B. Blouch                                 President and Director
Thomas J. Buckley                                Clerk

     2. Directors and Executive Officers of the Parent. The name, business address, present principal occupation or employment and material occupations, positions, offices or employments during the last five years of each director and executive officer of the Parent and certain other information are set forth below. Unless otherwise indicated, the business address of each such director and executive officer is c/o Invacare Corporation, One Invacare Way, Elyria, OH 44036. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with the Parent. All directors and executive officers listed below are citizens of the United States.

                                   PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND MATERIAL
                                                         OCCUPATIONS,
                                  POSITIONS, OFFICES OR EMPLOYMENT HELD DURING THE LAST FIVE
       NAME AND ADDRESS                                     YEARS
------------------------------
A. Malachi Mixon, III.........  A. Malachi Mixon, III, has been Chief Executive Officer and a
                                Director of the Company since 1979 and Chairman of the Board since 1983. Mr. Mixon also served as President from 1979 until
                                November of 1996. Mr. Mixon also serves as a Director of The
                                Lamson & Sessions Co., Cleveland, Ohio, a New York Stock
                                Exchange listed company and a supplier of engineered
                                thermoplastic products, The Sherwin-Williams Company,
                                Cleveland, Ohio, a New York Stock Exchange listed company and a manufacturer and distributor of coatings and related
                                products, NCS HealthCare, Inc., a Nasdaq listed company and a provider of pharmacy services to long term care institutions and PRIMUS, a Cleveland-based venture capital company. Mr.
                                Mixon also serves as Chairman of the Board of The Cleveland
                                Clinic Foundation, Cleveland, Ohio, one of the world's leading teaching and health care institutions.
Frank B. Carr.................  Frank B. Carr has been a Director since 1982. Since 1983 Mr.
                                Carr has been a Managing Director of McDonald & Company
                                Securities, Inc., Cleveland, Ohio, an investment banking and brokerage firm, and a partner in its predecessor firm
                                (McDonald & Company) since 1968. Mr. Carr also serves as a
                                Director of Preformed Line Products Company, Cleveland, Ohio,
                                a supplier of supports and connectors for electric power and communications lines.
Michael F. Delaney............  Michael F. Delaney has been a Director since 1986. From 1992 to the present, Mr. Delaney has been the Associate Director of
                                Development of the Paralyzed Veterans of America, 801 18th
                                Street, N.W. Washington, D.C. 20006

                                   PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND MATERIAL
                                                         OCCUPATIONS,
                                  POSITIONS, OFFICES OR EMPLOYMENT HELD DURING THE LAST FIVE
       NAME AND ADDRESS                                     YEARS
------------------------------
Dr. Bernadine P. Healy........  Dr. Bernadine P. Healy has been a Director since 1996. From
                                1995 to the present, Dr. Healy has been the Dean of the
                                College of Medicine and Professor of Medicine at The Ohio
                                State University, Columbus, Ohio. From 1994 to 1995, Dr. Healy
                                served as Senior Policy Advisor of the Page Center for Health
                                and Science Policy Studies at The Cleveland Clinic Foundation,
                                Cleveland, Ohio and from 1991 to 1993 served as Director of the National Institutes of Health in Bethesda, Maryland. From
                                1985 to 1991, Dr. Healy served as the Chairman of the Research
                                Institute of The Cleveland Clinic Foundation, Cleveland, Ohio.
                                Dr. Healy also serves as Trustee of the Battelle Memorial
                                Institute in Columbus, Ohio. Dr. Healy also serves as a
                                director of Medtronic, Inc. a New York Stock Exchange listed
                                Company and producer of cardiac pacemakers and on the Board of
                                National City Corporation, Cleveland, Ohio, a New York Stock
                                Exchange listed company and a bank holding company.
Francis J. Callahan, Jr.......  Francis J. Callahan, Jr., has been a Director since 1980. From
                                1958 to the present, Mr. Callahan has been President of
                                Crawford Fitting Company, Cleveland, Ohio, a manufacturer of tube fittings and valves. Mr. Callahan also serves as a
                                Trustee of The Cleveland Clinic Foundation, Cleveland, Ohio.
Whitney Evans.................  Whitney Evans has been a Director since 1980. From 1980 to the present, Mr. Evans has been a private investor. From 1983 to
                                1997, Mr. Evans was an officer and a Director of Pine Tree
                                Investments, Inc., Cleveland, Ohio, a business and real estate investment firm. From 1987 to 1995, Mr. Evans served as
                                President of Harmony Group, Sonoma, California, a consultant to non-profit organizations.
Dan T. Moore, III.............  Dan T. Moore, III has been a Director since 1980. Since 1993,
                                Mr. Moore has served as President of Perfect Impression, 12801
                                Coit Road Cleveland, OH 44108, a manufacturer of a polymer footbed that molds to the exact contours of the foot using a brief microwave heating system. Since 1993, Mr. Moore has
                                served as Managing Partner of Whiskey Island Partners, which is developing a marina complex on 35 acres of land on
                                Cleveland's Lakefront. Since March 1993, Mr. Moore has been
                                Chairman and Treasurer of Advanced Ceramics Corporation, a
                                closely-held manufacturer of industrial ceramic products. From
                                1979 to the present, Mr. Moore has been President of Dan T.
                                Moore Co., Cleveland, Ohio. Since 1988, Mr. Moore also has served as Chairman of Soundwich, Inc., Cleveland, Ohio, a
                                closely-held company that produces polymers for damping sheet metal engine components and since 1985 has served as Chairman of Flow Polymers, Inc., a manufacturer of homogenizing aids for rubber tire compounds. Mr. Moore is also a trustee of the
                                Cleveland Clinic Foundation, Cleveland, Ohio.

                                   PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND MATERIAL
                                                         OCCUPATIONS,
                                  POSITIONS, OFFICES OR EMPLOYMENT HELD DURING THE LAST FIVE
       NAME AND ADDRESS                                     YEARS
------------------------------
Joseph B. Richey, II..........  Joseph B. Richey, II has been a Director since 1980. In 1992 he was named President-Invacare Technologies and Senior Vice
                                President-Total Quality Management. From 1989 to 1992, he was
                                Senior Vice President and General Manager--North American
                                Operations and was Senior Vice President and General
                                Manager--Rehabilitation and Laboratory Division from 1984 to
                                1989. Mr. Richey also serves as a Director of Steris
                                Corporation, Cleveland, Ohio, a Nasdaq listed manufacturer and distributor of medical sterilizing equipment, a Director of
                                Royal Appliance Manufacturing Co., Cleveland, Ohio, a New York
                                Stock Exchange listed manufacturer of vacuum cleaners, and a
                                Director of Unique Mobility Inc., Golden, Colorado, an
                                American Stock Exchange listed engineering concern and
                                manufacturer of high efficiency permanent magnet motors and electronic controls.
William M. Weber..............  William M. Weber has been a Director since 1988. In 1994, Mr.
                                Weber became President of Roundcap L.L.C. and a principal of
                                Roundwood Capital, a partnership that invests in public and private companies. From 1968 to 1994, Mr. Weber was President of Weber, Wood, Medinger, Inc., Cleveland, Ohio, a commercial real estate brokerage and consulting firm.
Gerald B. Blouch..............  Gerald B. Blouch was named President in November 1996 and has been Chief Operating Officer since December 1994 and
                                Chairman--Invacare International since December 1993.
                                Previously, Mr. Blouch was President--Home Care Division from
                                March 1994 to December 1994 and Senior Vice President--Home
                                Care Division from September 1992 to March 1994. Mr. Blouch served as Chief Financial Officer from May 1990 to May 1993 and Treasurer from March 1991 to May 1993.
Thomas R. Miklich.............  Thomas R. Miklich has been Chief Financial Officer, General
                                Counsel and Treasurer since May 1993 and in September 1993 was named Secretary. Previously, Mr. Miklich was Executive Vice
                                President and Chief Financial Officer of Van Dorn Company from
                                1991 to 1993, and Chief Financial Officer of The
                                Sherwin-Williams Company from 1986 to 1991.
Louis F. J. Slangen...........  Louis F. J. Slangen was named Senior Vice President--Sales &
                                Marketing in December 1994 and from September 1989 to December
                                1994 was Vice President--Sales and Marketing. Mr. Slangen was
                                previously Vice President and General Manager--Rehab Division
                                from 1992 to 1994.
M. Louis Tabickman............  M. Louis Tabickman was named Senior Vice
                                President--Respiratory Group in November 1997. Mr. Tabickman
                                was previously served as Group Vice President--Rehab Products from August 1995 to November 1997. Mr. Tabickman has been an officer since July 1985 and was named President--Invacare
                                Canada in March, 1994. Previously, Mr. Tabickman was Vice
                                President & General Manager--Power Business Unit from December
                                1994 to August 1995, Vice President and General Manager--
                                Invacare Canada from September 1992 to March 1994 and Vice
                                President and General Manager of Service and Distribution from
                                July 1985 until September 1992.

                                   PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND MATERIAL
                                                         OCCUPATIONS,
                                  POSITIONS, OFFICES OR EMPLOYMENT HELD DURING THE LAST FIVE
       NAME AND ADDRESS                                     YEARS
------------------------------
Thomas J. Buckley.............  Thomas J. Buckley was named Senior Vice President, Continuing
                                Care & Distributed Products Group in November 1997. Mr.
                                Buckley was previously Group Vice President -- Standard
                                Products from August 1995 to November 1997, and General
                                Manager of Manual Wheelchairs from December 1994 to August
                                1995. From November 1993 to December 1994 Mr. Buckley was the
                                Business Unit Leader of the Bed Products and Pressure Relief
                                Business Units. Before this period, Mr. Buckley served as
                                Director of Distribution.
Larry E. Steward..............  Larry E. Steward was named Corporate Vice President of Human
                                Resources in April, 1997. Mr. Steward joined Invacare in April
                                1996, where his most recent position was director of Human
                                Resources -- Rehab Group. From November 1991 until joining
                                Invacare, Mr. Steward served as Manager -- Human Resources
                                Direct Hot Charge Complex at LTV Steel Company's Cleveland
                                Works in Cleveland, Ohio.

     Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

                        The Depositary for the Offer is:
                    FIRST CHICAGO TRUST COMPANY OF NEW YORK

             By Hand:                         By Mail:               By Overnight Courier:
        Tenders & Exchanges             Tenders & Exchanges           Tenders & Exchanges
 c/o The Depository Trust Company          Suite 4660-505                Suite 4680-505
          55 Water Street                  P.O. Box 2569            14 Wall Street-8th Floor
              DTC TAD                Jersey City, NJ 07303-2569        New York, NY 10005
  Vietnam Veterans Memorial Plaza
        New York, NY 10041

     Any questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent. You may also contact your broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                                 MACKENZIE LOGO
                                156 Fifth Avenue
                               New York, NY 10010
                         (212) 929-5500 (call collect)
                                       or
                         Call Toll-Free: (800) 322-2885

                      The Dealer Manager for the Offer is:

                           WHEAT FIRST BUTCHER SINGER
                          Riverfront Plaza, West Tower
                              901 East Byrd Street
                               Richmond, VA 23219
                                 (800) 532-2916